EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8, of our report dated August 18, 2005, except for notes 10 and 12, for which the date is September 12, 2005, relating to the financial statements of Patriot Scientific Corporation, appearing in the Company’s Annual Report on Form 10-KSB for the year ended May 31, 2005.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
June 16, 2006